Exhibit 1.1

Execution Version

ERP OPERATING LIMITED PARTNERSHIP

(an Illinois limited partnership)

$600,000,000 3.000% Notes due 2029

TERMS AGREEMENT

Dated: June 17, 2019

To:	ERP Operating Limited Partnership c/o Equity Residential Two North Riverside Plaza Chicago, Illinois 60606 Attention: Robert Garechana

Ladies and Gentlemen:

We (the “Representatives”) understand that ERP Operating Limited Partnership, an Illinois limited partnership (“ERP”), proposes to issue and sell $600,000,000 aggregate principal amount of 3.000% Notes due 2029 (the “Underwritten Securities”). Subject to the terms and conditions set forth or incorporated by reference herein, the Underwriters named below (the “Underwriters”) severally, and not jointly, agree to purchase the respective amounts of the Underwritten Securities set forth below opposite their respective names, at the purchase price set forth below.

Underwriter	Aggregate Principal Amount of Underwritten Securities to be Purchased
J.P. Morgan Securities LLC	$85,500,000
Morgan Stanley & Co. LLC	$85,500,000
RBC Capital Markets, LLC	$85,500,000
U.S. Bancorp Investments, Inc.	$85,500,000
Barclays Capital Inc.	$85,500,000
PNC Capital Markets LLC	$30,000,000
Scotia Capital (USA) Inc.	$30,000,000
SunTrust Robinson Humphrey, Inc.	$30,000,000
Fifth Third Securities, Inc.	$16,500,000
MUFG Securities Americas Inc.	$16,500,000
Samuel A. Ramirez & Company, Inc.	$16,500,000
SMBC Nikko Securities America, Inc.	$16,500,000
TD Securities (USA) LLC	$16,500,000

Total	$600,000,000

The Underwritten Securities shall have the following terms:

Title:	3.000% Notes due 2029

Principal Amount to be Issued:	$600,000,000 aggregate principal amount

Currency:	U.S. Dollars

Expected Ratings:	• A3 by Moody’s Investors Service, Inc. • A- by Standard & Poor’s Ratings Services • A by Fitch Ratings Services

Form:	Registered book-entry form

Price to Public:	99.580% of the principal amount

Purchase Price:	98.930% of the principal amount

Stated Maturity Date:	July 1, 2029

Interest Rate:	3.000% per annum

Interest Payment Date:	Interest on the Underwritten Securities will be payable semi-annually in arrears, on January 1 and July 1 of each year beginning January 1, 2020

Record Dates:	The close of business on the December 15 and June 15 preceding the applicable Interest Payment Date

Redemption:	Prior to April 1, 2029 (the date that is three months prior to the maturity date of the Underwritten Securities), ERP may redeem the Underwritten Securities, at any time, in whole or, from time to time, in part, at the election of ERP, at a redemption price equal to the sum of (i) the principal amount of the Underwritten Securities being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined in the Prospectus, including the Reinvestment Rate set forth below), if any, with respect to the Underwritten Securities. On or after April 1, 2029 (the date that is three months prior to the maturity date of the Underwritten Securities), ERP may redeem the Underwritten Securities, at any time, in whole, or, from time to time, in part, at the election of ERP at a redemption price equal to 100% of the principal amount of the Underwritten Securities being

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redeemed plus accrued interest thereon to the redemption date. Notice of any optional redemption of any Underwritten Securities will be given to holders at their addresses, as shown in the security register, not more than 45 nor less than 15 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Underwritten Securities held by such persons to be redeemed

Reinvestment Rate:	“Reinvestment Rate” means 0.150% plus the yield under the heading “Week Ending” published in the most recent Statistical Release (as defined in the Prospectus) under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as if the maturity date of the Underwritten Securities was April 1, 2029, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used

Sinking Fund Requirements:	None

Listing:	None

Delayed Contracts:	Not authorized

Restrictive Covenants:	The covenants set forth in the Indenture, dated as of October 1, 1994, between ERP and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.) (as successor to J.P. Morgan Trust Company, National Association, as successor to Bank One Trust Company, NA, as successor to The First National Bank of Chicago) (the “Trustee”), as amended by the First Supplemental Indenture, dated as of September 9, 2004, between ERP and the Trustee, by the Second Supplemental Indenture, dated as of August 23, 2006, between ERP and the Trustee, by the Third Supplemental Indenture, dated as of June 4, 2007, between ERP and the Trustee, by the Fourth

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Supplemental Indenture, dated as of December 12, 2011, between ERP and the Trustee, and by the Fifth Supplemental Indenture, dated as of February 1, 2016, between ERP and the Trustee (as so amended and as may be further amended and supplemented from time to time, the “Indenture”)

Settlement Date, Time and Place:	Delivery of documents on June 26, 2019, at 10:00 a.m. New York City time at the offices of Morrison & Foerster LLP; 2000 Pennsylvania Avenue, NW, Suite 6000, Washington, DC 20006-1888; delivery of funds on June 26, 2019, in accordance with DTC procedures for the Underwritten Securities

Address for Notices to Underwriters:

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

RBC Capital Markets, LLC

Three World Financial Center

200 Vesey Street, 10th Floor

New York, New York 10281

U.S. Bancorp Investments, Inc.

214 N. Tryon St.

26th Floor

Charlotte, North Carolina 28202

All the provisions contained in the document attached as Annex A hereto entitled “ERP Operating Limited Partnership—Debt Securities—Standard Underwriting Provisions” dated June 17, 2019 (the “Standard Underwriting Provisions”) are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

For purposes of this transaction, the term “Time of Sale” as used in the Standard Underwriting Provisions and this Terms Agreement shall mean 2:51 p.m. on the date hereof.

The Time of Sale Information for this transaction shall constitute the following: (1) any scheduled Issuer Free Writing Prospectuses attached as Annex B hereto, (2) the Preliminary Prospectus Supplement dated June 17, 2019, together with the Base Prospectus and (3) any filing under the 1934 Act which is deemed incorporated by reference in the Registration Statement, the Preliminary Prospectus Supplement or the Base Prospectus.

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This Agreement supersedes all prior agreements and understandings (whether written or oral) between ERP and the several Underwriters, or any of them, with respect to the offer and sale of the Underwritten Securities.

[SIGNATURE PAGE APPEARS NEXT]

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Please accept this offer no later than 6 p.m. (New York City time) on June 17, 2019, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

J.P. MORGAN SECURITIES LLC

By:	/s/ Som Bhattacharyya
Name: Som Bhattacharyya Title: Executive Director

MORGAN STANLEY & CO. LLC

By:	/s/ Jason J. Occi
Name: Jason J. Occi Title: Executive Director

RBC CAPITAL MARKETS, LLC

By:	/s/ Scott G. Primrose
Name: Scott G. Primrose Title: Authorized Signatory

U.S. BANCORP INVESTMENTS, INC.

By:	/s/ Charles P. Carpenter
Name: Charles P. Carpenter Title: Senior Vice President

Acting on behalf of themselves and the other named Underwriters

Accepted:

ERP OPERATING LIMITED PARTNERSHIP

By:	EQUITY RESIDENTIAL, not individually but as General Partner

	By:	/s/ Robert A. Garechana
		Name:	Robert A. Garechana
		Title:	Executive Vice President and Chief Financial Officer

Annex A

ERP Operating Limited Partnership

Debt Securities

Standard Underwriting Provisions

Annex B

Issuer Free Writing Prospectus

PRICING TERM SHEET

3.000% Notes due 2029

Issuer:	ERP Operating Limited Partnership

Security:	3.000% Notes due 2029

Anticipated Ratings*:	A3 by Moody’s Investors Service, Inc. A- by Standard & Poor’s Ratings Services A by Fitch Ratings Services

Principal Amount Offered:	$600,000,000

Trade Date:	June 17, 2019

Settlement Date:	June 26, 2019 (T+7)

Maturity Date:	July 1, 2029

Coupon:	3.000%

Interest Payment Dates:	Payable semiannually on January 1 and July 1, commencing January 1, 2020

Price to Public:	99.580%

Benchmark Treasury:	2.375% May 15, 2029

Benchmark Treasury Price and Yield:	102-20+ / 2.079%

Spread to Benchmark Treasury:	+97 basis points

Re-Offer Yield:	3.049%

Make-Whole Call:	Treasury rate plus 15 basis points

Optional Redemption:	Issuer may redeem at any time in whole or, from time to time in part, at a redemption price equal to the sum of (i) the principal amount being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as described in the Prospectus), if any; provided, that if the notes are redeemed on or after April 1, 2029 (the date that is 3 months prior to the maturity date of the notes), the redemption price will not include the Make-Whole Amount

Net Proceeds:	$593,580,000

Day Count Convention:	30 / 360

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	26884ABL6 / US26884ABL61

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC RBC Capital Markets, LLC U.S. Bancorp Investments, Inc. Barclays Capital Inc.

Senior Co-Managers:	PNC Capital Markets LLC Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc.

Co-Managers:	Fifth Third Securities, Inc. MUFG Securities Americas Inc. Samuel A. Ramirez & Company, Inc. SMBC Nikko Securities America, Inc. TD Securities (USA) LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement including a prospectus and a prospectus supplement with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC at 1-866-718-1649, RBC Capital Markets, LLC at 1-866-375-6829 or U.S. Bancorp Investments, Inc. at 1-877-558-2607.